CERTIFICATE OF TRUST

OF

ACCORDANT REAL ESTATE GROWTH FUND

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del.C. § 3801 et seq.).

FIRST: The name of the statutory trust formed hereby is Accordant Real Estate Growth Fund (the “Trust”).

SECOND: The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

THIRD: The address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801.

FOURTH: The name and address of the Trust’s registered agent for service of process in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

FIFTH: This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 22nd day of December, 2023.

By:	/s/ Greg Stark

Name:	Greg Stark
Trustee